                                                                   Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Engage Technologies, Inc.:

The audits referred to in our report dated June 4, 1999, except for note 16, which is as of July 19, 1999, included the related financial statement schedule as of July 31, 1996, 1997 and 1998, and April 30, 1999, and for the three years ended July 31, 1998 and the nine month period ended April 30, 1999, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the inclusion of our report dated June 4, 1999, except for note 16, which is as of July 19, 1999, with respect to the consolidated balance sheets of Engage Technologies, Inc., as of July 31, 1997 and 1998, and April 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three year period ended July 31, 1998 and the nine months ended April 30, 1999, which report appears in this Registration Statement, and to the references to our firm under the headings "Selected Consolidated Financial Data," and "Experts" in this Registration Statement.


/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
July 19, 1999